Exhibit 10.3

ANCILLARY AGREEMENT

THIS ANCILLARY AGREEMENT (“Agreement”) is made and entered into this 28th day of March, 2008, by and between Commonwealth Biotechnologies, Inc., a Virginia corporation (“CBI”), and Venturepharm Laboratories Limited, a Cayman Islands limited company (“VPL”). CBI and VPL are hereinafter sometimes referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, VPL has agreed, subject to, among others, applicable regulatory approvals, to purchase an aggregate of 2,150,000 shares (the “Purchased Shares”) of CBI’s common stock, without par value per share (“CBI Common Stock”), from PharmAust Limited, an Australian limited company, in a private transaction.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth together with other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

AGREEMENT RELATED TO PUT RIGHT AND CALL RIGHT

1.01 Put Right of CBI.

(a) In consideration of US$1 paid by CBI to VPL (receipt of which is hereby acknowledged), on one single occasion at any time prior to the date that is the third anniversary of the date of this Agreement (the “Put Expiration Date”), but no earlier than 60 days after the closing of the acquisition of the Purchased Shares by VPL, subject to the terms of this Agreement, CBI shall have the option (the “Put Right”) to sell to VPL, and VPL shall be obligated to purchase, up to $1,000,000 of CBI Common Stock at the Put Price Per Share (the “Put Shares”). The Put Shares will be newly issued, unregistered shares of CBI Common Stock, with registration rights. The payment will be made half by cash and half by ordinary shares of VPL at the price determined in accordance with paragraph (c) below.

(b) CBI shall provide written notice to VPL of its election to exercise the Put Right, which notice shall specify: (a) the date of notice of exercise of the Put Right (the “Put Notification Date”); and (b) the date on which VPL shall purchase the Put Shares from CBI (the “Put Date”). The Put Date shall be the tenth business day after VPL receives such notice.

(c) The “Put Price Per Share” shall be defined as 10% discount of the arithmetic average of the closing sales prices of one share of CBI Common Stock, as reported by the NASDAQ Capital Market, for the fifty (50) consecutive trading days immediately prior to (but not including) the second business day before the Put Date. If there are any days on which the NASDAQ Capital Market is open but CBI Common Stock does not trade, such days shall be omitted from the calculation and additional days shall be added to the time period as necessary to establish a 50-trading day average price. The number of the ordinary shares of VPL to be issued to CBI as partial consideration will be determined by dividing one half of the consideration for the Put Shares by 90% of the arithmetic average of the closing prices of the one share of VPL as published in the Daily Quotation Sheets published by The Stock Exchange of Hong Kong Limited for the fifty (50) consecutive trading days immediately prior to (but not including) the second business day before the Put Date, subject to the rules of the HK Stock Exchange. To the extent that CBI Common Stock is not then listed on the Nasdaq Capital Market or VPL’s ordinary shares are not then listed on the HK Stock Exchange, the Parties agree to mutually determine the Put Price Per Share.

(d) Subject to the terms and conditions hereof, upon exercise by CBI of the Put Right, CBI hereby agrees to issue and sell to VPL, and VPL hereby agrees to purchase from CBI, that number of Put Shares calculated by dividing the dollar amount of the investment selected by CBI (up to $1, 000,000) by the Put Price Per Share.

(e) Until the Put Expiration Date, CBI will not offer any placement of equity or equity equivalent securities of CBI to any third party, until CBI exercises its put right. The foregoing sentence shall only apply to situations where CBI issues its securities in a capital raise. CBI shall not be restricted in its ability to issue securities (i) pursuant to its stock incentive plans or (ii) in connection with any strategic acquisition or merger, the primary purpose of which is not to raise capital.

1.02 Call Right of VPL.

(a) In consideration of US$1 paid by VPL to CBI (receipt of which is hereby acknowledged), at any time prior to the date that is the third anniversary of the date of this Agreement (the “Call Expiration Date”), subject to the terms of this Agreement, VPL shall have two separate options (each, a “Call Right” and, collectively, the “Call Rights”) to purchase, and CBI shall be obligated to sell, up to an aggregate of $3,000,000 of CBI Common Stock (the “Call Shares”). The Call Shares will be newly issued, unregistered shares of CBI Common Stock, with registration rights. The payment will be made half by cash and half by ordinary shares of VPL. For clarification purposes, the Parties hereto acknowledge that while CBI shall grant VPL two Call Rights pursuant to the terms of this Agreement, upon exercise of these Call Rights, CBI is not required to sell more than $3,000,000 of CBI Common Stock in the aggregate pursuant to this Agreement upon VPL’s exercise of the Call Rights.

(b) VPL shall provide written notice to CBI of its election to exercise a Call Right, which notice shall specify: (a) the date of notice of exercise of the applicable Call Right (the “Call Notification Date”); and (b) the date on which VPL shall purchase the Call Shares from CBI (the “Call Date”). The applicable Call Date shall be the tenth business day after CBI receives such notice.

(c) The “Call Price Per Share” shall be defined as 10% discount of the arithmetic average of the closing sales prices of one share of CBI Common Stock, as reported by the NASDAQ Capital Market, for the fifty (50) consecutive trading days immediately prior to

(but not including) the second business day before an applicable Call Date. If there are any days on which the NASDAQ Capital Market is open but CBI Common Stock does not trade, such days shall be omitted from the calculation and additional days shall be added to the time period as necessary to establish a 50-trading day average price. The number of the ordinary shares of VPL to be issued to CBI as partial consideration will be determined by dividing one half of the consideration for the Call Shares by 90% of the arithmetic average of the closing prices of the one share of VPL as published in the Daily Quotation Sheets published by The Stock Exchange of Hong Kong Limited for the fifty (50) consecutive trading days immediately prior to (but not including) the second business day before the Call Date, subject to the rules of the HK Stock Exchange. To the extent that CBI Common Stock is not then listed on the Nasdaq Capital Market or VPL’s ordinary shares are not then listed on the HK Stock Exchange, the Parties agree to mutually determine the Call Price Per Share.

(d) Subject to the terms and conditions hereof, upon exercise by VPL of a Call Right, CBI hereby agrees to issue and sell to VPL, and VPL hereby agrees to purchase from CBI, that number of Call Shares calculated by dividing the dollar amount of the investment selected by VPL by the Call Price Per Share. Notwithstanding the foregoing, however, CBI shall not be required to issue more than an aggregate of $3,000,000 of CBI Common Stock upon the exercise of the Call Rights.

(e) Up until the Call Expiration Date, CBI agrees to grant VPL a first right of refusal to participate in any placement of equity or equity equivalent securities of CBI. The foregoing sentence shall only apply to situations where CBI issues its securities in a capital raise. CBI will not grant VPL a first right of refusal to participate in the issuance of securities (i) pursuant to its stock incentive plans or (ii) in connection with any strategic acquisition or merger the primary purpose of which is not to raise capital.

1.03 Closing Date. The closing of the sale and purchase of the Shares under this Agreement shall be held at time and place CBI and VPL may agree.

1.04 Delivery. At the Closing, subject to the terms and conditions hereof, CBI will deliver to VPL a stock certificate, issued in the name of VPL and bearing applicable legends representing the Put Shares or Call Shares, as applicable, dated as of the Closing against payment of the purchase price, which shall be paid in immediately available funds. VPL will deliver to CBI a stock certificate, issued in the name of CBI and bearing applicable legends representing the Shares, after HK regulatory approval. An executed subscription agreement shall be signed by both Parties prior to the Closing making reasonable and appropriate representations and warranties necessary to ensure compliance with U.S. securities laws as well as HK Stock Exchange Regulations.

ARTICLE II

MISCELLANEOUS

2.01 Interplay with Nasdaq Listing Rules and Existing Contractual Obligations of CBI. Notwithstanding any other provision noted in this Agreement, CBI shall be under no obligation to issue any securities and shall not be deemed to have granted any rights to VPL to the extent that such issuance or grant would violate (a) the listing standards of the Nasdaq Stock Market, including, but not limited to Rule 4350 thereof, or (b) the terms of CBI’s private placement of securities completed as of December 31, 2007 (the “Private Placement”). The documents governing the Private Placement are included as exhibits to CBI’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 8, 2008.

2.02 Obligations of VPL. The obligations of VPL hereunder are subject to the conditions that (a) the purchase of the Purchased Shares by VPL shall have been completed in accordance with the terms and conditions of the Share Sale Agreement dated [ ] March 2008 between VPL and PharmAust Limited, and (b) VPL shall have obtained all necessary approvals under the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange of Hong Kong Limited and any other regulatory approvals.

2.03 Dispute Resolution.

(a) The Parties hereby agree to exercise their best efforts to resolve all disputes arising hereunder in good faith.

(b) Any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement (including the validity, scope and enforceability of this arbitration provision) which cannot be settled as provided in subsection (a) above shall be submitted to an authorized arbitration association in (i) Richmond, Virginia (to the extent that VPL initiates such arbitration) or (ii) Hong Kong (to the extent CBI initiates such arbitration).

(c) The Parties shall proceed diligently with the performance of this Agreement, pending final resolution of any dispute, request for relief, claim, appeal or action arising hereunder.

2.04 Notices. All notices, writings, information, documents or communications required or permitted to be given hereunder shall be in writing shall be sent by electronic mail, confirmed telefax, personal delivery, overnight mail with confirmed receipt, or by United States Mail, postage pre-paid, and in each case (except hand delivery) addressed to the applicable party as set forth below or at such other address as shall be designated by such party in a written notice to the party:

To CBI:

Commonwealth Biotechnologies, Inc.

601 Biotech Drive

Richmond, Virginia 23235

Attention: Richard J. Freer, Ph.D., Chairman

Facsimile: (804) 915-3831

E-Mail: rfreer@cbi-biotech.com

With a copy to:

Kaufman & Canoles

Three James Center, 12 th Floor

1051 East Cary Street

Richmond, Virginia 23219

Attention: Bradley A. Haneberg, Esq.

Facsimile: (804) 771-5777

E-Mail: bahaneberg@kaufcan.com

To VPL:

Venturepharm Laboratories Limited

Venturepharm Towers

No. 3 Jinzhuang

Si Ji Qing, Haidian District

Beijing 10089, People’s Republic of China

Attention: Mr. Bill Guo

E-Mail: bill@venturpharm.net

2.05 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Virginia.

2.06 Assignment. Neither Party shall assign this Agreement (i) without the other Party’s prior written consent, and (ii) only in such case if the assignee agrees in writing to be bound irrevocably and unconditionally by the terms hereof; provided however, that the assigning party shall remain liable for the assignee’s performance of its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and except as otherwise limited herein, their respective successors, assigns, heirs and personal representative, as applicable.

2.07 Entire Agreement. This Agreement contains the entire agreement between the Parties respecting the subject matter hereof. Any variations, amendments, modifications or changes in this Agreement shall not be binding upon a Party unless in a writing duly executed by such Party.

2.08 No Waiver. No consent or waiver, express or implied, by any Party to or of any breach or default by the other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such Party hereunder. Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder.

2.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

2.10 Further Assurances. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated by this Agreement.

2.11 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

2.12 Captions. The headings and captions in this Agreement are for ease of reference only and shall not be relied upon in construing any provision hereof.

[Remainder of Page Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Richard J. Freer, Ph.D.
Name:	Richard J. Freer, Ph.D.
Title:	Chief Operating Officer

VENTUREPHARM LABORATORIES LIMITED

By:	/s/ William Xia Guo
Name:	William Xia Guo
Title:	Director